Exhibit 99.1

FOR DISTRIBUTION ON	Jenny Highlander, APR, CPRC
MONDAY, DECEMBER 15, 2014	Director, Corporate Communications
jhighlander@rtix.com
Phone (386) 418-8888

RTI SURGICAL ANNOUNCES RETIREMENT OF THOMAS F. ROSE

ALACHUA, Fla. (Dec. 15, 2014) – RTI Surgical Inc. (RTI) (Nasdaq: RTIX), a global surgical implant company, announced today that Thomas F. Rose has informed the company of his intention to retire from his position as executive vice president of administration effective Dec. 31, 2014. Rose will continue to serve as corporate secretary for RTI’s board of directors.

Rose joined RTI in May 2002 as vice president and chief financial officer (CFO) and was named executive vice president and chief operations officer in June 2010. In July 2013, Rose was named executive vice president of administration of RTI, with the responsibility to oversee specific administration functions of the global company.

During Rose’s tenure with the company, RTI has grown significantly from a small tissue processor with one facility in Florida to a multi-location global surgical implant company with biologic, metal and synthetic implants.

“Tom has been an integral part of our senior management team for more than 12 years,” said Brian K. Hutchison, RTI president and CEO. “He has made a significant impact on our company’s growth and success through his leadership in many different areas of the business. We very much appreciate the experience and dedication Tom has brought to RTI.”

About RTI Surgical Inc.

RTI Surgical is a leading global surgical implant company providing surgeons with safe biologic, metal and synthetic implants. Committed to delivering a higher standard, RTI’s implants are used in sports medicine, general surgery, spine, orthopedic, trauma and cardiothoracic procedures and are distributed in nearly 50 countries. RTI is headquartered in Alachua, Fla., and has four manufacturing facilities throughout the U.S. and Europe. RTI is accredited in the U.S. by the American Association of Tissue Banks and is a member of AdvaMed. For more information, please visit www.rtix.com.

Forward Looking Statement

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations, estimates and projections about our industry, our management’s beliefs and certain assumptions made by our management. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. In addition, except for historical information, any statements made in this communication about growth rates, new product introductions, future operational improvements and results or regulatory actions or approvals or changes to agreements with distributors also are forward-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties, including the risks described in public filings with the U.S. Securities and Exchange Commission (SEC). In addition, these statements are subject to risks associated with Pioneer’s financial condition, business and operations and the integration of Pioneer’s business with ours. Our actual results may differ materially from the anticipated results reflected in these forward-looking statements. Copies of the company’s SEC filings may be obtained by contacting the company or the SEC or by visiting RTI’s website at www.rtix.com or the SEC’s website at www.sec.gov.